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                                                                  EXHIBIT 10.03

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                                          June 19, 1996

Mr. Art Hicks
c/o Northern Automotive Corporation
645 E. Missouri Avenue
Phoenix, Arizona  85012

Dear Art:

          This will confirm our arrangement as follows:

          1. You shall serve as our Executive Vice President-Store Operations, reporting to the Chief Executive Officer or such other officer as he may designate, at an annual base salary of $220,000, subject to increase from time to time in the sole judgment of the Chief Executive Officer.

          2. This agreement shall terminate in the event of your death or disability, in which event you shall be entitled to your base salary through the date of death or disability and to any applicable life or disability insurance benefits referred to below in full satisfaction of all of our obligations hereunder or otherwise. It shall be terminable by us at any time for Cause (as hereafter defined), in which event you would not be entitled to any further compensation or benefits hereunder or otherwise. If this agreement is terminated (i) by us except for Cause or as a result of your death or disability, or (ii) by you at any time for Good Reason (as hereafter defined), you shall be entitled to continue to receive, in full satisfaction of all of our obligations hereunder or otherwise, your base salary and insurance benefits set forth in paragraph 5 hereof during a period of one year from the date of termination.

          "Cause" shall mean (i) your willful and continued failure to perform substantially all of your duties with us (other than any such failure resulting from your incapacity due to physical or mental illness); or (ii) your engaging in illegal conduct which is injurious to us; or (iii) your excessive use of any alcohol while engaged in our affairs or the affairs of any of our affiliates (or at any other time if you would continue to be under its influence when so engaged); or (iv) your use of any narcotic or other stimulant; or (v) any fraud, misappropriation (including any corporate opportunity), theft or embezzlement of or with respect to any of our property.

          "Good Reason" shall mean (i) if promptly objected to by you in writing, (a) the assignment to you of any duties inconsistent in any substantial and adverse respect with your position, authority or responsibilities, or (b) any other substantial adverse change in such position (including titles and reporting requirements), authority or responsibilities;
(ii) any failure by us to furnish you and/or, where applicable, your family with the compensation and benefits as set forth herein or otherwise due you, or
(iii) our requiring you to be based or to perform services at any office or location other than that at which you are currently based or performing, except for travel reasonably required in the performance of your responsibilities.

          3. You shall treat confidentially all non-public information relating to us and our affiliates and our and their respective operations, customers and others with whom we and they deal and not disclose or use such information for your own purposes; and upon the termination, for any reason, of your employment you shall not for a period of 1 year thereafter, (a) solicit, hire or engage in business with any person who at (or within 12 months prior to) such termination was employed by us or our affiliates or (b) unless we have terminated your employment without Cause, directly or indirectly be employed by, associated with or have any interest in any entity which is, or is affiliated


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with, a chain of automotive aftermarket stores of at least 50 stores west of the Mississippi River in the United States (for the purposes hereof any store the sales of which are comprised of more than 30% in automotive aftermarket and/or related products shall be deemed to be an automotive aftermarket store).

          4. You shall be entitled to such insurance and medical benefits as are generally available to our Vice Presidents.

          5. This agreement constitutes the entire agreement between you and us with respect to the subject matter hereof, supersedes any and all prior employment, salary, bonus and benefit agreements between you and either us or our affiliates, except with respect to your participation in our annual bonus plan, and may not be modified except in writing. If any restrictions contained in this agreement shall be deemed invalid or unenforceable by reason of the extent, duration or geographical scope thereof or otherwise, such restrictions shall be reduced in a manner so as to render the balance of this agreement enforceable.

          If the foregoing correctly sets forth our understanding, please sign at the place provided below.

                                 Very truly yours

                                 NORTHERN AUTOMOTIVE CORPORATION


                                 By:
                                     ------------------------------
ACCEPTED:                               Julius Trump, Chairman

---------------------
Art Hicks

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